Exhibit 99.9
VOTING AND SUPPORT AGREEMENT

    THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 15, 2024, by and between Lockheed Martin Corporation, a Maryland corporation (“Buyer”), and the stockholders of the Company listed on the signature page hereto (each, a “Stockholder”).

RECITALS

    WHEREAS, Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock of Terran Orbital Corporation, a Delaware corporation (the “Company”);

WHEREAS, Buyer, Tholian Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”);
    WHEREAS, In the Merger, each outstanding share of common stock of the Company outstanding immediately prior to the Effective Time (subject to certain exceptions set forth in the Merger Agreement) is to be converted into the right to receive the cash consideration set forth in the Merger Agreement, and
    WHEREAS, Stockholder is entering into this Agreement in order to induce Buyer to enter into the Merger Agreement and cause the Merger to be consummated.
AGREEMENT

    NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.    Certain Definitions

    For purposes of this Agreement:

(a)    The terms “Subsidiary,” “Acquisition Proposal,” “Common Stock,” “Person” and other capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b)    “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(c)    “Expiration Date” means the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date on which the Merger becomes effective; (iii) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the amount of Merger Consideration, changes the form of the Merger Consideration or impedes or delays the consummation of the Merger, without such Stockholder’s prior written consent; (iv) during the period commencing on the date of this Agreement until the No-Shop Period Start Date, the date on which the Company board of directors withdraws or modifies, in a manner adverse to Buyer, the Company Board Recommendation, in accordance with Section 6.10 of the Merger Agreement; and (v) the date upon which Buyer and Stockholder mutually agree to terminate this Agreement in writing.

(d)    Stockholder shall be deemed to “Own,” to have acquired “Ownership” of a security or to be the “Owner” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e)    “Subject Securities” means: (i) all securities of the Company (including all shares of Common Stock and all restricted stock awards, options, restricted stock units and other rights to acquire shares of Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Common Stock and all additional restricted stock awards, options, restricted stock units and other rights to acquire shares of Common Stock) of which Stockholder acquires Ownership during the Support Period.

(f)    “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(g)    A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Buyer; (ii) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Buyer; or (iii) reduces such Person’s beneficial ownership of or interest in such security.

SECTION 2.    Transfer of Subject Securities and Voting Rights
2.01    Restriction on Transfer of Subject Securities. Subject to Section 2.03, during the Support Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in connection with the Merger and as provided for in the Merger Agreement); provided, however, if the Subject Security is a Company Option or Company RSU granted pursuant to the Company Equity Plan, Stockholder may Transfer such Company Option or Company RSU in connection with the exercise, vesting, settlement or conversion of such Company Option or Company RSU for the purposes of (a) the payment of the exercise price or (b) the payment or satisfaction of Taxes or Tax withholding obligations applicable thereto, in each case in accordance with the terms and conditions applicable to such Company Option or Company RSU as of the date of this Agreement. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.02    Restriction On Transfer Of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into (except for the voting covenants contained in this Agreement), with respect to any of the Subject Securities.

2.03    Permitted Transfers. Section 2.01 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) to any charitable foundation or charitable organization, including donor advised funds; (b) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family or (ii) upon the death of Stockholder; (c) if Stockholder is a partnership, limited liability company or other type of Entity, to one or more Persons who is a partner, member or equity holder of Stockholder or to an affiliated Entity under common control with Stockholder, in each case as of the time of such transfer; (d) pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act that is in effect as of the date of this Agreement; or (e) to any Person if and to the extent required by any non-consensual Judgment, by divorce decree or by will, intestacy or similar legal proceeding; provided, however, that a Transfer referred to in each of the foregoing clauses “(a)” through “(c)” shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Buyer, to be bound by all of the terms of this Agreement.

SECTION 3.    Voting of Shares
3.01    Voting Covenant. Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Buyer, Stockholder shall (i) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that Stockholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) cause the Subject Securities with respect to which Stockholder has voting rights to be voted, and shall duly execute and deliver any written consent of stockholders of the Company with respect to the Subject Securities with respect to which Stockholder has voting rights to be voted, as follows:

(a)    in favor of: (x) the adoption of the Merger Agreement and the approval of the Merger and any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any meeting of the holders of Common Stock related thereto; (y) any proposal to adjourn or postpone any meeting of the holders of Common Stock at which the matters described in the preceding clause (x) are submitted for the consideration and vote of the holders to a later date if there are not sufficient votes for approval of such matters on the date on which such meeting is held; and (z) each of the other actions contemplated by the Merger Agreement;

(b)    against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and
(c)    against each of the following actions (other than the Merger and the other Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, other business combination, division, conversion, transfer, domestication, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, sublease, license, sublicense, transfer or disposition of a material portion of the rights or other assets of the Company or any of its Subsidiaries; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws, which amendment may have the effect of (A) frustrating the purpose of, or breaching or nullifying any provision of, the Merger Agreement, (B) impeding, interfering with, preventing, delaying or adversely affecting the Merger or (C) changing the voting rights of any shares of capital stock of the Company; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions.

3.02    Other Voting Agreements. During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of Section 3.01. Stockholder shall not enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to any of Stockholder’s Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby. Except as set forth in or contemplated by this Agreement, Stockholder may vote his, her or its Subject Securities in his, her or its discretion on all matters submitted for the vote of the Company’s stockholders or in connection with any meeting or written consent of the Company’s stockholders.

SECTION 4.    Waiver Of Appraisal and Dissenters’ Rights

    Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Common Stock Owned by Stockholder (including any and all such rights under Section 262 of the DGCL).

SECTION 5.    Stockholder Litigation

Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Buyer, Merger Sub, or any of their respective successors and assigns relating to the negotiation, approval, execution or delivery of this Agreement, the Merger Agreement, the Merger or the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, any claims alleging a breach of fiduciary duty by the Board of the Directors of the Company or breaches of federal securities law in connection with any of the foregoing and any claim seeking to enjoin or delay the consummation of the Merger). In the event the Merger is consummated, this Section 5 shall survive the consummation of the Merger indefinitely.

SECTION 6.    Non-Solicitation

    Subject to Section 8.01 and, if applicable, subject to Stockholder’s right to take any action in his or her capacity as a director or officer of the Company that an officer acting on behalf of the Company or a director of the Company, respectively, (a) is permitted to take or (b) would be permitted to take, in each case, in accordance with Section 6.10 of the Merger Agreement, beginning on or after the No-Shop Period Start Date, Stockholder shall not, and shall cause each of its Affiliates not to, and shall use its reasonable best efforts to cause each of its other Representatives not to, directly or indirectly, take any action that the Company would then be prohibited from taking under Section 6.10 of the Merger Agreement as if such Stockholder were the Company. Such Stockholder shall cease immediately any solicitations, encouragement, discussions and negotiations by such Stockholder, its Affiliates or its Representatives that commenced prior to the date of this Agreement with respect to any Acquisition Proposal. Notwithstanding anything to the contrary provided in this Agreement, Stockholder and any of its Affiliates and Representatives shall not be prohibited from participating in any discussions or negotiations with respect to a possible tender and support, voting or similar agreement in connection with an Acquisition Proposal in the event that the Company is permitted to take the actions set forth in Section 6.10 of the Merger Agreement with respect to such Acquisition Proposal.

SECTION 7.    Representations and Warranties of Stockholder

    Stockholder hereby represents and warrants to Buyer as follows:

7.01    Authorization, Etc. Stockholder has the requisite right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is an Entity, then Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder and its Representatives have reviewed and understand the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.
7.02    No Conflicts or Consents.
(a)     The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) if Stockholder is an Entity, conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate in any material respect any Law or Judgement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b)    The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person. Except as required by the rules and regulations promulgated by the Exchange Act, Stockholder is not, nor will Stockholder be, required to give any notice to any person in connection with the execution, delivery or performance of this Agreement.
7.03    Title to Securities. As of the date of this Agreement, except for any Liens created by this Agreement or arising under applicable securities or community property Laws: (a) Stockholder holds of record (free and clear of any Liens) the number of outstanding shares of Common Stock set forth under the heading “Shares Held of Record” on the signature page of this Agreement; (b) Stockholder holds (free and clear of any Lien) the restricted stock awards, options, restricted stock units and other rights to acquire shares of Common Stock set forth under the heading “RSAs, Options, RSUs and Other Rights” on the signature page of this Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page of this Agreement; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any restricted stock award, option, restricted stock unit or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares, restricted stock awards, options, restricted stock units and other rights set forth on the signature page of this Agreement.

7.04    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate and complete in all respects as of the date of this Agreement and will be accurate and complete in all respects at all times through and including the Expiration Date as if made as of any such time or date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date)).
SECTION 8.    Miscellaneous

8.01    Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of the Subject Securities, and, if applicable, Stockholder (and any Representative of Stockholder) shall not be deemed to be making any agreement in this Agreement in Stockholder’s (or such Representative’s) capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions as, or fiduciary duties of, a director or officer of the Company or any of its Subsidiaries. Any action taken by Stockholder in Stockholder’s capacity as a director of the Company that is necessary to comply with Stockholder’s fiduciary duties while acting in such capacity shall not be deemed a violation of Stockholder’s agreements or obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by the SEC or any other regulatory authority in connection with the entering into of this Agreement.

8.02    Certificated Securities. To the extent requested by Buyer, if any Subject Securities Owned by Stockholder are certificated, Stockholder shall promptly surrender the certificate or certificates representing any Subject Securities Owned by such Stockholder so that the transfer agent for such Subject Securities may affix thereto an appropriate legend referring to this Agreement.
8.03    Survival of Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Date; provided, however, that Section 8 of this Agreement (other than Section 8.02) shall survive the Expiration Date and the termination of the Agreement and shall remain in full force and effect thereafter. The occurrence of the Expiration Date or the termination of the Agreement shall not relieve Stockholder from any liability arising from fraud or any intentional breach of any covenant or obligation contained in this Agreement prior to the Expiration Date.
8.04    Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments and documents, and shall take such further actions, as Buyer may reasonably request for the purpose of performing Stockholder’s obligations as set forth under this Agreement.
8.05    Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
8.06    Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent via an international courier service, three Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other party hereto):
        if to Stockholder:

[Stockholder]
[Address]
Attention: [●]
Email: [●]

if to Buyer:

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, MD 20817
Attention: Maryanne R. Lavan, Senior Vice President and General Counsel
Michael A. Elliott, Director, Associate General Counsel
Email: [●]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth St. NW
Washington, DC 20004
Attention: Elizabeth Donley
Email: elizabeth.donley@hoganlovells.com

8.07    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
8.08    Entire Agreement. This Agreement and any other documents delivered by the parties hereto in connection herewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8.09    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer and Stockholder.
8.10    Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Buyer and its successors and assigns) any rights or remedies of any nature.
8.11    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by either of the parties hereto were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Buyer shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Buyer nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
8.12    Non-Exclusivity. The rights and remedies of Buyer under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Laws.
8.13    Applicable Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement) (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the parties hereto arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties hereto: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware unless (A) the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or (B) the Chancery Court declines to accept jurisdiction over a particular matter, in which case in any other state or federal court within the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless (A) the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or (B) the Chancery Court declines to accept jurisdiction over a particular matter, in which case in any other state or federal court within the State of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.06 shall be effective service of process for any such action.
(b)    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.
8.14    Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties hereto to the terms of this Agreement.

8.15    Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
8.16    Waiver. No failure on the part of Buyer to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Buyer in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Buyer shall not be deemed to have waived any claim available to Buyer arising out of this Agreement, or any power, right, privilege or remedy of Buyer under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
8.17    Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Buyer, on the other. The existence of any claim or cause of action by Stockholder against the Company or Buyer shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Buyer under the Merger Agreement, or any of the rights or remedies of Buyer or any of the obligations of Stockholder under any agreement between Stockholder and Buyer or any certificate or instrument executed by Stockholder in favor of Buyer; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Buyer or any of the obligations of Stockholder under this Agreement. Notwithstanding anything to the contrary in this Section 8.17, Stockholder will not be liable for claim, losses, damages, liabilities or other obligations of, or incurred by, the company resulting from the Company’s breach of the Merger Agreement.
8.18    No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in Buyer, the Company or any of their Affiliates any direct or indirect ownership of, or with respect to, the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the applicable Stockholder, and neither Buyer nor any of its Affiliates shall possess any power or authority to direct any Stockholder in the voting or disposition of any of the Subject Securities, except as otherwise specifically provided in this Agreement.
8.19    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated or if the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Laws in this Agreement shall be construed as referring to such agreement, instrument or other document or Laws as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LOCKHEED MARTIN CORPORATION By:

Name
Title
Signature Page to Voting and Support Agreement

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                ____________________________
                                [Stockholder]

Shares Held of Record	RSAs, Options, RSUs and Other Rights	Additional Securities Beneficially Owned

[●]	[●]	[●]

Signature Page to Voting and Support Agreement